As Filed with the Securities and Exchange Commission on April 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEST Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2nd Floor, Block A, Huaxing Modern Industry Park
No. 18 Tangmiao Road, Xihu District, Hangzhou
Zhejiang Province 310013
People’s Republic of China
+86-571-88995656

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2017 Equity Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gloria Fan Chief Financial Officer 2nd Floor, Block A, Huaxing Modern Industry Park No. 18 Tangmiao Road, Xihu District, Hangzhou Zhejiang Province 310013 People’s Republic of China +86-571-88995656	Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value US$0.01 per share(2)	10,025,938	(3)	$5.30	(4)	$53,137,472.00	$6,897.24	(5)

(1)             Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional Class A ordinary shares, par value US$0.01 per share (the “Class A Ordinary Shares”) of BEST Inc. (the “Company” or “Registrant”), which may be offered and issued under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)             These Class A Ordinary Shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one Class A Ordinary Share. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-220361).

(3)             These shares are reserved for future award grants under the 2017 Plan. The total number of Class A Ordinary Shares which may be issued under the 2017 Plan is initially 10,000,000 Class A Ordinary Shares. On January 1, 2019, and on every January 1 thereafter for eight years, the maximum aggregate number of Class A Ordinary Shares which may be subject to awards under the 2017 Plan will be increased by 2.0% of the total number of Class A Ordinary Shares issued and outstanding on December 31 of the preceding calendar year, provided that the amount of such increase shall be adjusted or reduced to zero if necessary to ensure that the maximum aggregate number of Class A Ordinary Shares which may be subject to awards under the 2017 Plan does not exceed 10% of the total number of Class A Ordinary Shares issued and outstanding on December 31 of the preceding calendar year. An additional Class A Ordinary Shares are being registered on this Registration Statement to cover the additional Class A Ordinary Shares that may be issued under the 2017 Plan pursuant to such annual increases effective on January 1, 2019 and January 1, 2020, which were not previously registered under the Registrant’s registration statement on Form S-8 (File No. 333-222126), as filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2017 (the “Original S-8 Registration Statement”).

(4)             Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as quoted on the New York Stock Exchange on April 15, 2020 divided by one, the then Class A Ordinary Share-to-ADS ratio.

(5)             Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the registration fee due under this registration statement by US$6,897.24 with US$27,290.36 remaining to be applied to future filings, which represents the portion of the registration fee previously paid with respect to US$294,975,000.00 of unsold securities previously registered on the registration statement on Form F-1 (File No. 333-218959), initially filed on June 26, 2017. Accordingly, the Registrant is not submitting additional filing fees in connection with this Registration Statement.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 10,025,938 additional Class A Ordinary Shares in the capital of BEST Inc. (the “Registrant”) which are reserved for issuance under the Registrant’s 2017 Plan. These 10,025,938 additional Class A Ordinary Shares have been automatically added to the 2017 Plan effective on January 1, 2019 and January 1, 2020, pursuant to the 2017 Plan’s evergreen provisions. These 10,025,938 additional Class A Ordinary Shares are additional securities of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-222126) was filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2017 (the “Original S-8 Registration Statement”), and were not previously registered under the Original S-8 Registration Statement.

Previously, an aggregate of 9,969,500 Class A Ordinary Shares in the capital of the Registrant were registered for issuance under the 2017 Plan pursuant to the Original S-8 Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated by reference into this Registration Statement, except as otherwise set forth herein.

In accordance with the terms of the 2017 Plan, the total number of Class A Ordinary Shares which may be issued under the 2017 Plan was initially 10,000,000 Class A Ordinary Shares. On January 1, 2019, and on every January 1 thereafter for eight years, the maximum aggregate number of Class A Ordinary Shares which may be subject to awards under the 2017 Plan was or will be increased by 2.0% of the total number of Class A Ordinary Shares issued and outstanding on December 31 of the preceding calendar year, provided that the amount of such increase shall be adjusted or reduced to zero if necessary to ensure that the maximum aggregate number of Class A Ordinary Shares which may be subject to awards under the 2017 Plan does not exceed 10% of the total number of Class A Ordinary Shares issued and outstanding on December 31 of the preceding calendar year.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.              The Registrant’s registration statement on Form S-8 (File No. 333-222126) filed with the Commission on December 18, 2017;

b.              The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Commission on April 17, 2020;

c.               The description of the Registrant’s Class A Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-38198) filed with the Commission on September 7, 2017 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-218959), as amended, originally filed with the Commission on June 26, 2017, including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1

Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 of Amendment No. 4 to the Registration Statement on Form F-1 (Registration No. 333-218959) filed with the Securities and Exchange Commission on September 6, 2017)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP

10.1

BEST Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-1 (Registration No. 333-218959) filed with the Securities and Exchange Commission on September 6, 2017)

23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Hua Ming LLP

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China on April 17, 2020.

BEST INC.

By:	/s/ Shao-Ning Johnny Chou
	Name:	Shao-Ning Johnny Chou
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Shao-Ning Johnny Chou and Gloria Fan, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shao-Ning Johnny Chou	Chairman and Chief Executive Officer (principal executive officer)	April 17, 2020
Name: Shao-Ning Johnny Chou

/s/ Gloria Fan	Chief Financial Officer (principal financial and accounting officer)	April 17, 2020
Name: Gloria Fan

/s/ Lin Wan	Director	April 17, 2020
Name: Lin Wan

/s/ Jun Chen	Director	April 17, 2020
Name: Jun Chen

/s/ Mark Qiu	Director	April 17, 2020
Name: Mark Qiu

/s/ George Chow	Director	April 17, 2020
Name: George Chow

/s/ Quan Hao	Director	April 17, 2020
Name: Quan Hao

/s/ Wenbiao Li	Director	April 17, 2020
Name: Wenbiao Li

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of BEST Inc. has signed this registration statement or amendment thereto in New York, New York on April 17, 2020.

COGENCY GLOBAL INC.

By:	/s/ Collen A. De Vries
	Name:	Collen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.